Exhibit 99.1

COTY ANNOUNCES AGREEMENT WITH KERING FOR EARLY TRANSITION OF GUCCI BEAUTY LICENSE

•Coty to receive approximately $400 million in consideration for the early termination plus sale of sufficient Gucci Beauty inventory to support the transition
•Coty to continue operating Gucci Beauty through at least June 30, 2027
•Proceeds expected to support debt paydown, reinvestment in Coty’s core prestige fragrance and beauty brands, and optimization of organizational set-up

New York, 7 July 2026 – Coty Inc. (NYSE: COTY) (Paris: COTY) (“Coty” or “the Company”) today announced that it has entered into an agreement to transition the Gucci Beauty license back to Kering for a consideration of approximately $400 million. Under the terms of the agreement, Coty will continue to operate the Gucci Beauty brand through at least June 30, 2027, ending the license approximately one year ahead of the original license term.

Markus Strobel, Executive Chairman and Interim CEO of Coty, said: “This agreement delivers a favorable outcome to conclude the Gucci Beauty license, enabling Coty to redeploy capital and focus on our priority brands. It recognizes the substantial value created in Gucci Beauty under our stewardship and enhances our financial flexibility.”

As part of the agreement, Coty received $250 million in cash at signing and will receive an additional $150 million no later than September 30, 2027, of which up to $30 million is contingent on certain criteria. Coty has also agreed to sell to Kering an amount of Gucci Beauty inventory sufficient to support the transition. Coty estimates cash taxes of approximately $30 million in connection with this transaction.

The transaction proceeds will be used to support debt reduction, investment in its core prestige fragrance and beauty portfolio, and organizational optimization to reflect the new scope of the business.

Coty acquired the Gucci Beauty license in 2016, and has grown the business into a world-class fragrance and beauty operation with market-leading innovation and internationally recognized campaigns. Since 2019, Coty has grown Gucci Beauty revenues by more than 60%, underpinned by enduring global franchises including Gucci Flora, Bloom, Guilty, and Alchemist Garden.

In connection with the transaction, Coty and Kering have agreed to a mutual resolution of all pending litigation and related claims concerning the Gucci Beauty license, allowing the parties to focus on an orderly transition and their respective future strategic priorities.

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies, with a portfolio of beloved brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Together with its brands, Coty empowers people to express the beauty of their individuality – and is committed to transforming the beauty industry to become more sustainable and inclusive through its Beauty That Lasts strategy.

Learn more at coty.com or follow us on LinkedIn and Instagram.

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